CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors
BellaCasa Productions. Inc.:

We consent to the use of our report dated May 5, 2000 in the Registration Statement on Form SB-2 of BellaCasa Productions, Inc. for the registration of 1,200,000 units, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant to purchase additional common stock and to the reference to our firm under the heading "Experts" therein.

Parks, Tschopp, Whitcomb & Orr, P.A.

                      /s/ Parks, Tschopp, Whitcomb & Orr, P.A.

Maitland, Florida
May 22, 2000